Exhibit 16

October 30, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in the second and fourth through seventh sentences of the first paragraph in Item 4 of Form 8-K of The Davey Tree Expert Company dated October 19, 2001. As for the comments in the first and third sentences of the first paragraph in Item 4 and the second paragraph in Item 4, we have no basis for agreeing or disagreeing.

Yours truly,

/s/ Deloitte & Touche LLP

Cleveland, Ohio